Exhibit 99.1

GORMAN-RUPP REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

Mansfield, Ohio – April 27, 2022 – The Gorman-Rupp Company (NYSE: GRC) reports financial results for the first quarter ended March 31, 2022.

First Quarter 2022 Highlights

•	First quarter earnings per share were $0.29 compared to $0.28 per share for the first quarter of 2021

- Results included an unfavorable LIFO impact of $0.05 and $0.02 per share in 2022 and 2021, respectively

•	Net sales of $102.2 million increased 14.8% compared to the first quarter of 2021

•	Incoming orders of $112.0 million increased 9.6% compared to the first quarter of 2021

•	Backlog of $195.5 million increased 55.7% compared to the same period in 2021

Net sales for the first quarter of 2022 were $102.2 million compared to net sales of $89.0 million for the first quarter of 2021, an increase of 14.8% or $13.2 million. Domestic sales of $72.4 million increased 15.6% and international sales of $29.8 million increased 12.8% compared to the same period in 2021. Sales have increased across nearly all of our markets and incoming orders for the quarter increased 9.6% compared to the first quarter of 2021 to $112.0 million.

Sales in our water markets increased 11.5% or $7.5 million in the first quarter of 2022 compared to the first quarter of 2021. Sales increased $5.9 million in the fire protection market, $2.3 million in the construction market, and $1.6 million in the repair market. Partially offsetting these increases was a decrease of $2.2 million in the municipal market and $0.1 million in the agriculture market. Incoming orders and backlog for the municipal and agriculture markets were up compared to the prior year period.

Sales in our non-water markets increased 23.3% or $5.7 million in the first quarter of 2022 compared to the first quarter of 2021. Sales increased $3.7 million in the industrial market, $1.7 million in the OEM market, and $0.3 million in the petroleum market.

Gross profit was $25.5 million for the first quarter of 2022, resulting in gross margin of 25.0%, compared to gross profit of $23.0 million and gross margin of 25.9% for the same period in 2021. The 90 basis point decrease in gross margin was driven by a 200 basis point increase in cost of material, which included an unfavorable LIFO impact of 100 basis points, partially offset by a 110 basis point improvement from labor and overhead leverage due to increased sales volume.

Selling, general and administrative (“SG&A”) expenses were $16.0 million and 15.7% of net sales for the first quarter of 2022 compared to $14.1 million and 15.8% of net sales for the same period in 2021. SG&A expenses increased 14.0% or $1.9 million as a result of increased payroll and payroll related costs and increased travel expenses. SG&A expenses as a percentage of sales improved 10 basis points primarily as a result of leverage on fixed costs from increased sales volume.

Operating income was $9.5 million for the first quarter of 2022, resulting in an operating margin of 9.3%, compared to operating income of $9.0 million and operating margin of 10.1% for the same period in 2021. Operating margin decreased 80 basis points primarily as a result of the increased cost of material due to unfavorable LIFO adjustments partially offset by improved leverage on fixed costs from increased sales volume.

Net income was $7.5 million for the first quarter of 2022 compared to $7.4 million in the first quarter of 2021, and earnings per share were $0.29 and $0.28 for the respective periods. Earnings per share included an unfavorable LIFO impact of $0.05 and $0.02 per share for the first quarter of 2022 and 2021, respectively.

The Company’s backlog of orders was $195.5 million at March 31, 2022 compared to $125.5 million at March 31, 2021 and $186.0 million at December 31, 2021. Incoming orders increased 9.6% for the first quarter of 2022 compared to the same period in 2021. Incoming orders were up across most markets the Company serves.

Capital expenditures for first three months of 2022 were $3.5 million and consisted primarily of machinery and equipment. Capital expenditures for the full-year 2022 are presently planned to be in the range of $15-$20 million.

Scott King, President and Chief Executive Officer commented, “We continue to see top line growth across most of our markets and incoming order trends remain positive. Although backlog is still at a historically high level, our aging is consistent. While we have leveraged labor and overhead, inflationary pressures on cost of material persist, so we will continue to adjust our pricing to offset these increases. It appears that global supply chain challenges will extend into the foreseeable future. We are navigating these challenges and believe we will be able to maintain top line growth.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) acquisition performance and integration; (4) impairment in the value of intangible assets, including goodwill; (5) defined benefit pension plan settlement expense; and (6) family ownership of common equity; and general risk factors including (7) continuation of the current and projected future business environment, including the duration and scope of the COVID-19 pandemic, the impact of the pandemic and actions taken in response to the pandemic; (8) highly competitive markets; (9) availability and costs of raw materials and labor; (10) cyber security threats; (11) compliance with, and costs related to, a variety of import and export laws and regulations; (12) environmental compliance costs and liabilities; (13) exposure to fluctuations in foreign currency exchange rates; (14) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (15) changes in our tax rates and exposure to additional income tax liabilities; and (16) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company

Condensed Consolidated Statements of Income (Unaudited)

(thousands of dollars, except per share data)

	Three Months Ended March 31,
	2022	2021
Net sales	$102,167	$89,027
Cost of products sold	76,670	65,985

Gross profit	25,497	23,042
Selling, general and administrative expenses	16,039	14,069

Operating income	9,458	8,973
Other income (expense), net	90	345

Income before income taxes	9,548	9,318
Income taxes	2,005	1,889

Net income	$7,543	$7,429

Earnings per share	$0.29	$0.28

The Gorman-Rupp Company

Condensed Consolidated Balance Sheets (Unaudited)

(thousands of dollars, except share data)

	March 31,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$122,686	$125,194
Accounts receivable, net	67,711	58,545
Inventories, net	89,974	85,648
Prepaid and other	8,314	7,795

Total current assets	288,685	277,182
Property, plant and equipment, net	104,238	104,293
Other assets	5,470	6,193
Goodwill and other intangible assets, net	32,925	33,086

Total assets	$431,318	$420,754

Liabilities and shareholders’ equity
Accounts payable	$19,934	$17,633
Accrued liabilities and expenses	39,575	34,807

Total current liabilities	59,509	52,440
Pension benefits	9,648	9,342
Postretirement benefits	27,218	27,359
Other long-term liabilities	1,709	1,637

Total liabilities	98,084	90,778
Shareholders’ equity	333,234	329,976

Total liabilities and shareholders’ equity	$431,318	$420,754

Shares outstanding	26,079,115	26,103,661